Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “Amendment”) is made and entered into as of the 5th day of July, 2011, by and between TC Saracen, LLC, a Delaware limited liability company (“Landlord”), and Repligen Corporation, a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to West Seyon LLC, a Delaware limited liability company) and Tenant are parties to that certain lease dated October 10, 2001, as amended by a Letter Agreement dated May 7, 2002 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing 24,468 rentable square feet (the “Original Premises”) on the 1st floor of the building commonly known as 41 Seyon Street located at 41 Seyon Street, Waltham, Massachusetts (the “Building”).

B.

Tenant has requested that additional space containing approximately 31,226 rentable square feet on the 1st floor of the Building shown on Exhibit A hereto (the “Expansion Space”) be added to the Premises and that the Lease be appropriately amended. Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

Expansion.

A.	Effective as of the date (the “Expansion Effective Date”) that is the later to occur of (i) October 1, 2011, and (ii) the date that Landlord delivers the Expansion Space to Tenant broom clean and free and clear of all occupants and the personal property of others, the Premises shall include the Expansion Space, and the size of the Premises, is increased from 24,468 rentable square feet to 55,694 rentable square feet. Landlord represents that the common areas of the Building are code compliant, including, without limitation, compliance with applicable ADA Standards.

B.	Landlord shall use reasonable efforts to cause the Expansion Effective Date to occur no later than the Target Delivery Date (defined below). However, if the Expansion Effective Date shall be delayed beyond the Target Delivery Date for any reason, including but not limited to, holding over by V Fitness Group, LLC dba Workout World (“WOW”) which is the current occupant of the Expansion Space, such delay shall not subject Landlord to any liability to Tenant except as set forth below in this Section I, nor shall the Extended Termination Date (as hereinafter defined) be extended. Tenant shall confirm the Expansion Effective Date in writing promptly upon request of Landlord. As used herein, the term “Target Delivery Date” shall mean the date that is five (5) months after the mutual execution and delivery of both this First Amendment and an amendment to the lease between Landlord and WOW terminating such lease with respect to the Expansion Space. Landlord shall confirm in writing the date of such mutual execution and delivery promptly after the occurrence thereof.

C.	If the Expansion Effective Date has not occurred on or before the date (the “Delivery Penalty Date”) that is sixty (60) days after the Target Delivery Date, then Tenant shall receive a credit against Annual Basic Rent in an amount equal to the product of (i) $1,173.12 multiplied by (ii) the number of days that elapse after the Delivery Penalty Date, until the Expansion Effective Date occurs or the Tenant elects to terminate this First Amendment pursuant to Section I.D below, whichever occurs first.

D.	Notwithstanding the foregoing, if the Expansion Effective Date has not occurred on or before June 30, 2012, then Tenant may elect to terminate this First Amendment by giving Landlord written notice of such election at any time on or after July 1, 2012, and before the Expansion Effective Date occurs. If Tenant so elects, then this First Amendment shall automatically terminate on the day that is thirty (30) days after Tenant delivers such termination notice to Landlord unless the Expansion Effective Date occurs on or before the expiration of such 30-day period, in which event Tenant’s termination election shall automatically become void. If this First Amendment is terminated in accordance with this Section IB, then the term of the Lease shall automatically be extended, upon all of the same terms and conditions of the Lease prior to this First Amendment, until the date that is twenty-four (24) months after the effective date of the termination of this First Amendment pursuant to this Section I.D.

1.	Extension.

The Term of the Lease is hereby extended until the date that is 11 years after the Expansion Space Rent Commencement Date (as hereinafter defined) (the “Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing on June 1, 2012 (the “Extension Date”) and ending on the Extended Termination Date is referred to herein as the “Extended Term”. Tenant shall confirm the Extended Termination Date in writing promptly upon request of Landlord.

2.	Basic Rent.

Original Premises Up To Extension Date. Up to (but not including) the Extension Date, the Basic Rent with respect to the Original Premises shall be payable as provided in the Lease.

a.	Original Premises From and After Extension Date. Commencing on the Extension Date, Basic Rent with respect to the Original Premises during the Extended Term shall be payable as follows:

Rental Period	Annual Basic Rent	Monthly Payment
From 6/1/12 through the end of the 6th Expansion Space Lease Year:	$428,190.00	$35,682.50
From the beginning of the 7th Expansion Space Lease Lear through the Extended Termination Date:	$501,594.00	$41,799.50

b.	Expansion Space From Expansion Space Rent Commencement Date Through Extended Termination Date. The “Expansion Space Rent Commencement Date” is defined as the earlier to occur of: (x) the date on which Tenant substantially completes the Tenant Improvements (as such term is defined in Exhibit B hereto) and Tenant receives a temporary or permanent certificate of occupancy for the Expansion Space, and (y) the date that is 180 days after the Expansion Effective Date. Tenant shall promptly notify Landlord upon the occurrence of (x) above. Commencing on the Expansion Space Rent Commencement Date, Basic Rent with respect to the Expansion Space shall be payable as follows:

Rental Period	Annual Basic Rent	Monthly Payment
1 - 6	$538,648.50	$44,887.38
7 – 11	$624,520.00	$52,043.33

For purposes hereof, an “Expansion Space Lease Year” shall mean a 12 month period beginning on the Expansion Space Rent Commencement Date, or any anniversary of the Expansion Space Rent Commencement Date, except that if the Expansion Space Rent Commencement Date does not fall on the first day of a calendar month, then the first Expansion Space Lease Year shall begin on the Expansion Space Rent Commencement Date, and end on the last day of the month containing the first anniversary of the Expansion Space Rent Commencement Date (and the Basic Rent for such first Expansion Space Lease Year shall be prorated to reflect the additional days included therein), and each succeeding Expansion Space Lease Year shall begin on the day following the last day of the prior Expansion Space Lease Year. From and after the Extension Date, the concept of a “Lease Year” (as defined in the Lease), insofar as it pertains to the Original Premises, will no longer be applicable.

3.	Letter of Credit.

Landlord is currently holding a Letter of Credit in the amount of $200,000.00 pursuant to Section 14.8 of the Lease. Landlord shall continue to hold the Letter of Credit during the Extended Term in accordance with the terms set forth in said Section 14.8 of the Lease. If the Letter of Credit has an earlier expiry date, then Tenant shall promptly cause such Letter of Credit to be amended or replaced with a Letter of Credit which has an expiry date of no earlier than 60 days after the Extended Termination Date.

4.	Tenant’s Proportionate Share.

Commencing on the Extension Date, Tenant’s Proportionate Share shall be 11.12% (which is based on the ratio of (a) Premises Rentable Area (which is hereby agreed to be 55,694 rentable square feet) to (b) the Property Rentable Area (which is hereby agreed to be 499,869 rentable square feet)).

5.	Operating Expenses, Taxes and Utilities.

Commencing on the Extension Date, Tenant shall pay Tenant’s Proportionate Share (as amended pursuant to Section V above) of Operating Expenses and Taxes in accordance with the terms of the Lease. Commencing on the Expansion Effective Date, Tenant shall pay for all utilities serving the Expansion Space, as provided in Section 9.3 of the Lease.

6.	Improvements to Expansion Space.

Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as expressly provided in this Amendment.

Responsibility for Improvements to Expansion Space. Tenant shall perform improvements to the Expansion Space in accordance with the Work Letter attached hereto as Exhibit B.

a.	Landlord’s Obligation. On or before the Expansion Effective Date and as a condition to the occurrence thereof, Landlord shall construct a new, exclusive entryway for WOW. After the completion of such work, Landlord agrees that WOW and its customers and employees will no longer have access to WOW’s premises through the existing entryway currently used in common by Tenant and WOW.

7.	Right of First Refusal.

A.

Grant of Right; Conditions. Tenant shall have the right of first refusal (the “Right of First Refusal”) with respect to the approximately 19,900 rentable square feet of space on the 2nd floor of the Building shown on the demising plan attached hereto as Exhibit C (the “Refusal Space”). Tenant’s Right of First Refusal shall be exercised as follows: When Landlord is prepared to enter into a letter of intent that is acceptable to both Landlord and a prospective tenant other than the existing tenant in the Refusal Space (such prospective tenant, the “Prospect”) interested in leasing the Refusal Space, Landlord shall give notice to Tenant (the “Advice”) of the terms and conditions under which Landlord is prepared to lease the Refusal Space to such Prospect (and the Advice shall include a copy of the proposed letter of intent, which copy may omit the name of the Prospect, but shall include the intended use of the Refusal Space by the Prospect (e.g., retail, manufacturing, office, etc.)). Tenant may lease the Refusal Space, under such terms, by providing Landlord with notice of exercise of the Right of First Refusal (the “Notice of Exercise”) within 5 Business Days after the date of the Advice, except that Tenant shall have no such Right of First Refusal and Landlord need not provide Tenant with an Advice if, on the date that Landlord would otherwise be obligated to deliver the Advice:

1.	there exists an Event of Default; or

2.	the Premises, or any portion thereof, has been sublet by Tenant (except pursuant to Section 6.1(b) of the Lease); or

3.	the Lease has been assigned by Tenant (except pursuant to Section 6.1(b) of the Lease); or

4.	the Tenant is not occupying and conducting business from the Premises.

B.	Terms and Conditions for Refusal Space. If the Right of First Refusal is duly exercised by Tenant, then, as of the commencement date set forth in the Advice, the Refusal Space shall be considered a part of the Premises subject to all of the terms and conditions set forth in the Lease, except to the extent inconsistent with the terms and conditions in the Advice. The Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Refusal Space or the date the term for such Refusal Space commences, unless the Advice specifies work to be performed by Landlord in the Refusal Space, in which case Landlord shall perform such work in the Refusal Space. If Landlord is delayed delivering possession of the Refusal Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Refusal Space shall be postponed until the date Landlord delivers possession of the Refusal Space to Tenant free from occupancy by any party (provided, however, that if the Letter of Intent attached to the Advice provides the Prospect with any remedy for late delivery, then Tenant shall have the right of any such remedy).

C.	Termination of Right of First Refusal. Subject to the provisions of Sections D and E below, the rights of Tenant hereunder with respect to the Refusal Space shall terminate on the earlier to occur of (i) Tenant's failure to exercise its Right of First Refusal within the 5 Business Day period provided in Section A above (except as provided in Section D below); or (ii) the date Landlord would have provided Tenant an Advice if any of the conditions set forth in Section A Items 1-4 above had not occurred.

D.	Re-Offer of Refusal Space: Passage of Time. If Tenant does not exercise its Right of First Refusal within the required 5 Business Day period, if Landlord does not enter into a lease for the Refusal Space within 120 days after the expiration of such 5-Business-Day period, then Landlord shall again be obligated to offer the Refusal Space to Tenant in the same manner as set forth in Sections A, B, and C above if Landlord is prepared to enter into a letter-of-intent with another Prospect.

E.

Re-Offer of Refusal Space: Reduction of Net Effective Rent. Notwithstanding the foregoing, before Landlord enters into a lease (i) for space that is less than ninety percent (90%) of the floor area contemplated by the letter of intent accompanying the Advice, or (ii) at a Net Effective Rent (defined below) that is less than ninety percent (90%) of the Net Effective Rent contemplated by the letter of intent accompanying the Advice, then Landlord shall first give Tenant another Advice with respect to such lease and Tenant shall have a Right of First Refusal with respect thereto on the terms and conditions of this Section VIII. As used herein, the term “Net Effective Rent” means the net present value of the aggregate consideration payable by the lessee under the proposed lease, taking into account all fixed rent and additional rent, any free rent, any tenant improvement or other allowances, and the cost of any leasehold improvements to be performed by Landlord under such lease.

F.	Refusal Space Amendment. If Tenant duly exercises its Right of First Refusal, Landlord and Tenant shall, within 14 days after Tenant exercises such right, execute an amendment to the Lease adding the Refusal Space to the Premises on the terms set forth in the Advice. If Tenant fails to execute such amendment within such 14-day period, then Tenant’s exercise of the Right of First Refusal shall automatically become void and this Section VIII shall thereupon terminate and have no further force or effect.

8.	Options to Extend. Tenant shall continue to have the right and option to extend the Term of the Lease for two (2) extended terms of five (5) years each, pursuant to Section 2.4 of the Lease, except that the phrase “ninety-five percent (95%)” shall be inserted before the phrase “Fair Market Rental Value” in clause (ii) of Section 2.4(a) of the Lease.

9.	Signage.

If Landlord creates any additional monument signage or directory signage within the Building or on the Property, then Tenant shall have the right, at Tenant’s sole cost and expense, and subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed, as to size, design, finish and materials, to have Tenant’s name placed on such monument signage or directory signage, as the case may be, in a location designated by Landlord. Additionally, if WOW expands its exterior signage at its new entryway to the Building, Tenant shall have the right, at Tenant’s election, and at Tenant’s sole cost and expense, upon prior notice to Landlord, to modify and expand its existing exterior Building signage at its entryway to the Building, subject to the prior written consent of Landlord and subject to the other provisions of the Lease regarding Tenant’s signage and Alterations.

10.	Parking. Effective as of the Expansion Effective Date, Tenant shall have the right to use, on a non-exclusive, unreserved basis, 150 parking spaces in the Parking Area (“Parking Spaces”). Tenant’s use of the Parking Spaces shall be subject to and in accordance with the terms set forth in Section 2.3 of the Lease, except that the last sentence of said Section 2.3 of the Lease is hereby deleted and is of no further force or effect.

11.

Non-Disturbance Agreement. Landlord represents that the only mortgage which encumbers the Property as of the date of this Amendment is a mortgage held by Capmark Bank whose address is Capmark Bank, 116 Welsh Road, Horsham, Pennsylvania 19044, Attention: PLG-Asset Manager, and Redwood Capital Finance Company, LLC whose address is 14241 Dallas Parkway, Suite 490, Dallas, Texas 75254, Attention: Jeffrey Schultz (collectively, the “Existing Holder”). The

Existing Holder has entered into a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) with Tenant dated as of September 9, 2008, and recorded with the Middlesex South District Registry of Deeds at Book 51683, Page 191. Landlord agrees to obtain the written consent of the Existing Holder to this First Amendment and to provide Tenant a copy of such consent.

12.	Notices.

The Landlord’s Address for notices (pursuant to Section 15.10 of the Lease) is as follows:

TC Saracen, LLC

2 Oliver Street – 6th Floor

Boston, MA 02109

Attention: Ted Saraceno

13.	Inapplicable and Deleted Lease Provisions.

Article 4 of the Lease (Commencement and Condition), the 2nd sentence of Section 9.2(a) of the Lease (Tenant’s payment of Operating Expenses) and Exhibit G to the Lease (Base Building Work) shall not apply to the Expansion Space.

a.	Section 2.5 of the Lease (Right of First Offer) is hereby deleted in its entirety and is of no further force or effect.

b.	For the purposes of the provisions of the Lease dealing with the Expansion Space, references in the Lease to the “Commencement Date” shall mean the “Expansion Effective Date”, references in the Lease to the “Rent Commencement Date” shall mean the “Expansion Space Rent Commencement Date”, references in the Lease to the “Termination Date” shall mean the “Extended Termination Date”, and references in the Lease to the “Term” shall mean the “Extended Term”. Subject to the foregoing, and except as otherwise provided in this Amendment, the provisions of the Lease (including defined terms) shall apply to the Expansion Space.

14.	Condition of Effectiveness of Amendment.

This Amendment shall only be effective if WOW executes and delivers to Landlord an agreement terminating its existing lease with respect to the Expansion Space on or before July 31, 2011. If such agreement is not executed and delivered on or before July 31, 2011, then each of Landlord and Tenant may elect to terminate this First Amendment by giving notice of such election to the other party at any time after August 1, 2011 and before such agreement is executed and delivered. If either party so elects, then this First Amendment shall automatically terminate on the day that is ten (10) business days after delivery of such termination notice unless, on or before the expiration of such ten (10) business day period, such agreement is executed and delivered, in which event such termination election shall automatically become void. If this First Amendment is terminated pursuant to this Section XV, then the term of the Lease shall be automatically extended to May 31, 2013, on all of the same terms and conditions contained therein prior to this First Amendment.

15.	Miscellaneous.

This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein, and there are no other oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, including, without limitation, the Expansion Space, or any similar economic incentives that may have originally been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

a.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

b.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

c.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

d.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are not otherwise defined in this Amendment.

e.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment, other than Richards Barry Joyce & Partners (the “Broker”). Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment other than Broker. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment, other than the Broker. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment, other than the Broker. Landlord agrees to pay a brokerage commission to the Broker pursuant to a separate agreement between Landlord and the Broker.

f.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

WITNESS/ATTEST:		LANDLORD:

TC SARACEN, LLC, a Delaware limited liability company, is member

		By:	TC Saracen Manager, LLC,
a Delaware limited liability company,
/s/ Eric Earnhart			its Managing Member
Name (print):	Eric Earnhart
/s/ Lu Terry			By:	Trammell Crow Company Acquisitions II, L.P.,
Name (print):	Lu Terry			a Delaware limited partnership, its sole member

				By:	Trammel Crow Acquisitions I-II, GP, L.P.,
a Delaware limited partnership, its
general partner

					By:	Trammell Crow Acquisitions I-II, Inc.
a Delaware corporation, its general partner

						By:	/s/ Matthew W. Hill
						Name:	Matthew W. Hill
						Title:	Sr. Vice President

WITNESS/ATTEST:		TENANT:

REPLIGEN CORPORATION, a Delaware corporation
/s/ William J. Kelly
Name (print):	William J. Kelly
/s/ Daniel P. Witt		By:	/s/ Walter C. Herlihy
Name (print):	Daniel P. Witt	Name:	Walter C. Herlihy
		Title:	President and Chief Executive Officer

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

EXPANSION SPACE
ORIGINAL PREMISES

NEW PREMISES PLAN
FIRST FLOOR

LAFRENIERE
ARCHITECTS

REPLIGEN
WALTHAM, MA

EXHIBIT B

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the Tenant Improvements (as defined herein) to be made to the Expansion Space. All references in this Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of the Lease (as amended by the Amendment to which this Work Letter is attached), and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion of this Work Letter. Capitalized terms used in this Work Letter shall have the same meaning as those terms are used and defined in the Lease (as amended by the Amendment), unless such terms are otherwise defined in this Work Letter.

SECTION 1

TENANT’S CONSTRUCTION OBLIGATIONS

Tenant shall be entitled to the Tenant Improvement Allowance (defined below) in connection with its design and construction of the Tenant Improvements. Tenant shall be required, at its sole expense (but subject to receipt of the Tenant Improvement Allowance) to construct the Tenant Improvements (as defined below).

1.1	Tenant Improvement Allowance.

1.1.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Tenant Improvement Allowance”) in the amount equal to the sum of (a) the product of (i) Forty Dollars ($40), and (ii) the number of rentable square feet of the Expansion Space (i.e., the amount of One Million Two Hundred Forty-Nine Thousand Forty Dollars ($1,249,040.00) based upon 31,226 rentable square feet, plus (b) the sum of Two Hundred Ninety-Six Thousand Six Hundred Forty-Seven Dollars ($296,647.00) for new HVAC equipment, plus (c) the sum of One Hundred Twenty-Four Thousand Nine Hundred Four Dollars ($124,904.00) for the cost of preparing the roof to support the new HVAC equipment, plus (d) the sum of Ninety-Seven Thousand Eight Hundred Seventy-Two and 00/100 Dollars ($97,872.00) (i.e., $4.00 per rentable square foot of the Existing Premises), which may be expended on leasehold improvements in the Existing Premises and/or the Expansion Space for a total Tenant Improvement Allowance of One Million Seven Hundred Sixty-Eight Thousand Four Hundred Sixty-Three Dollars ($1,768,463.00)). The Tenant Improvement Allowance is to reimburse Tenant for the costs relating to the initial design and construction of improvements which Tenant makes to the Expansion Space (including the HVAC equipment and roof improvements described above) in accordance with the provisions of this Work Letter (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements of the Tenant Improvement Allowance for Tenant Improvements in a total amount which exceeds the amount of One Million Seven Hundred Sixty-Eight Thousand Four Hundred Sixty-Three Dollars ($1,768,463.00).

1.2	Disbursement of the Tenant Improvement Allowance.

1.2.1 Tenant Improvement Allowance Items. The Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs attributable to the Tenant Improvements pursuant to this Work Letter (collectively the “Tenant Improvement Allowance Items”):

1.2.1.1 Payment of the fees of the “Architect” and the “Engineers”, as those terms are defined in Section 2.1 of this Work Letter which fees shall not exceed an aggregate amount equal to the product of (i) Six Dollars ($6.00), and (ii) the number of rentable square feet of the Expansion Space;

1.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

1.2.1.3 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, project manager fees, trash removal costs, and contractors’ fees and general conditions;

1.2.1.4 The cost of the new HVAC equipment and the cost of preparing the roof of the Building to accommodate the new HVAC system, subject to the respective applicable maximum amounts set forth above for such Tenant Improvements;

1.2.1.5 The cost of any changes to the Construction Drawings or the Tenant Improvements required by applicable law;

1.2.1.6 Tenant Improvement Allowance Items shall expressly exclude, without limitation, the cost of telecommunications equipment, signage, furniture, trade fixtures, and similar moveable personal property, or the cost of moving.

1.2.2 Disbursement Procedures. Landlord shall make monthly disbursements of the Tenant Improvement Allowance for the Tenant Improvement Allowance Items and shall authorize the release of monies as follows.

1.2.2.1 Monthly Disbursements. From time to time but not more frequently than monthly during the design and construction of the Tenant Improvements (or such other date as Landlord and Tenant may reasonably agree upon), Tenant shall deliver to Landlord: (i) a request for payment of the “Architect”, as that term is defined in Section 2.1 of this Work Letter, and/or the “Contractor”, as that term is defined in Section 3.1.1 of this Work Letter, approved by Tenant, in a form to be provided by Landlord and approved by Tenant, which approval shall not be unreasonably withheld or delayed, showing, as applicable, the design services performed or the schedule, by trade, of percentage of completion of such Tenant Improvements, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents”, as that term is defined in Section 3.1.2 of this Work Letter, for labor rendered and materials delivered to the Expansion Space in connection with the Tenant Improvements; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the applicable statutory provisions of Massachusetts law; (iv) a calculation showing the amount of the total payment which is to be funded by Landlord (as part of the Tenant Improvement Allowance) and the amount of the total payment which is to be funded by Tenant pursuant to Section 3.2.1 of this Work Letter as part of the Over Allowance Amount; and (v) all other information reasonably requested by Landlord in connection with such draw request, or the work underlying the same. Within thirty (30) days after delivery of such request for payment, Landlord shall deliver a check or wire-transfer payment to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 1.2.2.1 of this Work Letter, and (B) the balance of any remaining available portion of the Tenant Improvement Allowance. Tenant may direct that Landlord make its payment of the Tenant Improvement Allowance or portions thereof directly to the Contractor. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

1.2.2.2 Other Terms. Except as otherwise set forth herein, all Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease.

1.2.2.3 Excess Improvement Allowance. If, after substantial completion of the Tenant Improvements, there remains undisbursed any portion of the Tenant Improvement Allowance, such undisbursed amount shall not be credited against Rent and need not be funded by Landlord. Further, Landlord is not obligated to fund any portion of the Tenant Improvement Allowance on a date which is later than eighteen (18) months after the Expansion Effective Date. If Landlord fails to pay any installment of the Tenant Improvement Allowance when due in accordance with terms of this Exhibit B, which failures continues for more than thirty (30) days after notice to Landlord thereof, then Tenant may offset the amount of any such unpaid installment against the next installments of Basic Rent due under the Lease.

SECTION 2

CONSTRUCTION DRAWINGS

2.1 Selection of Architect/Construction Drawings. Subject to Landlord’s approval, which approval shall not be unreasonably withheld, Tenant shall select and retain an architect/space planner (the “Architect”) to prepare the “Construction Drawings”, as that term is defined in this Section 2.1. Subject to Landlord’s reasonable approval, which approval will not be unreasonably withheld, Tenant or the Architect shall retain structural, mechanical and electrical engineering consultants (collectively, the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Expansion Space which are part of the Tenant Improvements, and including the work required to prepare the roof to accommodate the new HVAC equipment. The plans and drawings to be prepared by Architect and the Engineers hereunder, including specifications for the Tenant Improvements, shall be known collectively as the “Construction Drawings”. All Construction Drawings shall be subject to Landlord’s reasonable approval; provided, however, Landlord shall only disapprove any such Construction Drawing to the extent of a “Design Problem”, as that term is defined below. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the final Construction Drawings, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 2, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, compliance with applicable laws, ordinances, regulations or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed or approved by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings. A “Design Problem” is defined as, and shall be deemed to exist if the Tenant Improvements shown on the Construction Drawings (i) would have an impact on the exterior appearance of the Building, (ii) would have a material, adverse effect on the structure of the Building, (iii) would have a material adverse effect on the systems (HVAC, electrical, plumbing, lifesafety, etc.) of the Building, or the operation and maintenance thereof, or (iv) fail to comply with applicable laws, ordinances or regulations.

2.2 Final Working Drawings for the Premises. Tenant and Landlord shall cooperate and coordinate with one another to supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Expansion Space, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Expansion Space, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings, and all specifications, in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall, within five (5) Business Days after Landlord’s receipt of all of the Final Working Drawings, either (i) approve the Final Working Drawings, (ii) approve the Final Working Drawings subject to specified conditions, which conditions must be stated in a reasonably clear and complete manner, and shall only be conditions reasonably intended to address a potential Design Problem, or (iii) disapprove and return the Construction Drawings to Tenant with requested revisions; provided, however, Landlord shall only disapprove such Final Working Drawings to the extent of a Design Problem. If Landlord disapproves the Final Working Drawings, Tenant may resubmit the Final Working Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Final Working Drawings, based upon the criteria set forth in this Section 2.2, within three (3) Business Days after Landlord receives such resubmitted Final Working Drawings. Such procedure shall be repeated until the Final Working Drawings are approved.

2.3 Approved Working Drawings for the Premises. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of any Tenant Improvements. After approval of the Final Working Drawings by Landlord, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. If Landlord has approved the Construction Drawings and the Final Working Drawings have been approved by Landlord, but for minor items, Tenant may submit same to the appropriate municipal authorities for all applicable permits, but Tenant does so at its risk and sole cost, and with the understanding that it may need to submit amendments or modifications. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expansion Space and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and taking such other acts as may be reasonably necessary (at Tenant’s expense, except with respect to nominal costs or expenses) to enable Tenant to obtain any such permit or certificate of occupancy. No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided, however, that Landlord may only disapprove of any such change to the extent necessary to eliminate a Design Problem; Landlord shall review and approve or disapprove any requested changes, modifications or alterations to the Approved Working Drawings within two (2) Business Days after receipt of a request therefor (which may be oral).

SECTION 3

CONSTRUCTION OF TENANT IMPROVEMENTS

3.1	Tenant’s Selection of Contractors.

3.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant but subject to the approval of Landlord, which approval will not be unreasonably withheld.

3.1.2 Tenant’s Agents. All subcontractors (“Tenant’s Agents”) whose contracts exceed One Hundred Fifty Thousand Dollars ($150,000) and all subcontractors who will be working on the roof area (collectively, “Major Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld. If Landlord reasonably disapproves any of any Major Tenant’s Agents, Tenant shall submit other proposed Major Tenant Agents for Landlord’s written approval, which approval shall not be unreasonably withheld. Nothing contained herein shall be interpreted to imply that subcontractors performing work for or on behalf of the Contractor are agents of the Tenant.

3.2	Construction of Tenant Improvements by Tenant’s Agents.

3.2.1 Construction Contract; Cost Budget. Tenant shall provide Landlord with a copy, for informational purposes only, of (a) Tenant’s construction contract with Contractor (the “Contract”); (b) a breakdown (the “Final Cost Budget”), by trade, of the final costs to be incurred (which may be based upon estimates) or which have been incurred, in connection with the design and construction of the Tenant Improvements, including costs which form a basis for the amount of the Contract (the “Final Costs”). The Contract must contain a provision for a holdback of at least ten percent (10%) of each progress payment until at least substantial completion of the work. Prior to submitting its first request for a funding of the Tenant Improvement Allowance, Tenant and Landlord shall identify the amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Final Costs or projected Final Costs, and (ii) the total amount of the Tenant Improvement Allowance. With regard to any such Over-Allowance Amount, concurrently with Landlord’s distribution of the Tenant Improvement Allowance, Tenant shall make payments related to such Over-Allowance Amount out of its own funds, on a pro rata basis with the funding of the Tenant Improvement Allowance. Tenant shall provide Landlord with evidence of its funding of its share concurrently with its draw requests.

3.2.2 Tenant’s Agents.

3.2.2.1 General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed substantially in accordance with the Approved Working Drawings; (ii) Major Tenant’s Agents shall submit schedules of all work relating to the Tenant Improvements to Landlord and Landlord shall cooperate reasonably and use diligent efforts at no out-of-pocket cost to Landlord to enable Major Tenant’s Agents to stay on schedule; and (iii) Tenant shall abide by all commercially reasonable rules made by Landlord with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of Landlord (including those performing the Landlord’s Improvements), and any other matter in connection with this

Work Letter; and Landlord shall use diligent efforts to make its facilities available to Tenant and Tenant’s Agents and to coordinate Tenant’s work with other work in the Building so as to enable Tenant’s Agents to stay on schedule. No fees or charges shall be made by Landlord as a result of its coordination oversight or any other involvement (including the approval processes described herein) relating to the construction of the Tenant Improvements.

3.2.2.2 Indemnity. Tenant’s indemnifications of Landlord set forth in the Lease shall also apply to Tenant’s construction of the Tenant Improvements as described in this Work Letter. With regard to Tenant’s indemnification, the same shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount, in connection with the Tenant Improvements and/or Landlord’s disapproval of all or any portion of any request for payment, except to the extent caused by any omission, fault, negligence or other misconduct of the Landlord.

3.2.2.3 Requirements of Tenant’s Agents. Each of Tenant’s Contractor and Major Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Contractor and Major Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such Tenant’s Agents. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and Tenant shall endeavor to require that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

3.2.2.4 Insurance Requirements.

3.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease, unless otherwise approved by Landlord in writing.

3.2.2.4.2 Special Coverages. Tenant or Tenant’s Contractor shall carry “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of the Tenant Improvements, and such other customary insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be continuously insured by Tenant pursuant to this Work Letter and/or Lease following the commencement of construction of such Tenant Improvements. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

3.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. Tenant will use commercially reasonable efforts to require that all such policies of insurance (and any certificates of insurance provided to Landlord and Existing Holder) contain a provision that the company writing said policy will endeavor to give Landlord and Existing Holder at least thirty (30) days prior written notice of any cancellation of or any material change in the policy. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense (applying the insurance proceeds to which Tenant would be entitled following the maintenance of the insurance required hereunder); provided, however, to the extent such insurance proceeds are unavailable due to Landlord’s willful misconduct, the same shall be at Landlord’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord. All policies carried under this Section 3.2.2.4 shall insure Landlord and Tenant, as their interests may appear, Existing Holder as well as Contractor and Tenant’s Agents. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 3.2.2.2 of this Work Letter.

3.2.3 Commencement of Construction. Tenant’s construction of the Tenant Improvements shall be permitted to commence immediately after the Expansion Effective Date, subject to the terms and conditions of this Work Letter.

3.2.4 Governmental Compliance. The construction of the Tenant Improvements shall comply in all respects with applicable laws, ordinances and regulations.

3.2.5 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove (due to defects in the construction of the same, or material deviation from the specifications and requirements therefore set forth in the Final Working Drawings) any portion of the Tenant Improvements being constructed by Tenant, Landlord shall notify Tenant in writing of such disapproval, shall specify the items disapproved, and shall identify with reasonable specificity the grounds for such disapproval. Any defects or deviations in such Tenant Improvements shall be promptly rectified by Tenant at no expense to Landlord.

3.2.6 Meetings. Tenant shall hold regular meetings at reasonable times (but in no event to be required more often than weekly), with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be on-site, or at another location and at times mutually and reasonably agreed upon by Landlord and Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

3.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the appropriate office in Middlesex County, Massachusetts in accordance with applicable Massachusetts statutory law, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of CAD format file copies and two (2) sets of hard copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Expansion Space, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the Tenant Improvements.

SECTION 4

MISCELLANEOUS

4.1 Tenant’s Representative. Tenant has designated William Kelly as Tenant’s sole representative with respect to the matters set forth in this Work Letter, who until further notice to Landlord shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter. Tenant shall have the right, by notice to Landlord, to appoint additional or replacement representatives.

4.2 Landlord’s Representative. Landlord has designated Henry St. Hillaire as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter. Landlord shall have the right, by notice to Tenant, to appoint additional or replacement representatives.

4.3 Time of the Essence in This Work Letter. Time is of the essence. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

4.4 Coordination. In constructing the Tenant Improvements, Tenant will use reasonable commercial efforts to avoid interference with any of the existing systems within the Building.

4.5 Dispute Resolution. Any controversy, dispute or claim arising in connection with this Work Letter shall be settled by arbitration in Boston, Massachusetts in accordance with the Expedited Arbitration Rules of the American Arbitration Association as then in effect (unless the parties mutually agree otherwise). The decision rendered by the arbitrator or arbitrators shall be final and conclusive upon Landlord and Tenant. To avail itself of the dispute resolution procedures of this Section 4.5, the party demanding arbitration shall file a written notice of such demand with the other party and with the American Arbitration Association. In connection with resolution of disputes submitted to arbitration hereunder, Landlord and Tenant hereby irrevocably waive any and all rights they may have to resolve such dispute in a manner that is inconsistent with the provisions of this Section 4.5.

EXHIBIT C

REFUSAL SPACE